Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-238518) of Apollo Investment Corporation of our report dated May 20, 2021 relating to the financial statements, senior securities table and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 20, 2021